Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Chris Lewis

Director, Investor Relations, Corporate Strategy & Development

(949) 481-0510

clewis@glaukos.com

Glaukos Corporation Announces Fourth Quarter and Full Year 2017

Financial Results

San Clemente, CA – February 28, 2018 – Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures designed to transform the treatment of glaucoma, today announced financial results for the fourth quarter and full year ended December 31, 2017.  Key highlights include:

•	Achieved 26% net sales growth to $41.7 million in the fourth quarter of 2017, compared to $33.2 million in the fourth quarter of 2016.
•	Reported 39% growth in net sales to $159.3 million for 2017, compared to $114.4 million in 2016.
•	Introduced 2018 net sales guidance of $160 million to $165 million.

“Our fourth quarter and full year 2017 results illustrate the continuing demand for our novel iStent technologies, which offer physicians and patients a viable alternative to daily, lifelong use of topical glaucoma medications or invasive surgeries,” said Thomas Burns, Glaukos president and chief executive officer.  “As we move into 2018, we remain focused on strengthening our beachhead position in the combination-cataract market segment while advancing our comprehensive pipeline of next-generation surgical devices and sustained pharmaceutical therapies, which we believe will significantly expand our addressable market opportunity and facilitate our evolution into a hybrid ophthalmic medical device and pharmaceutical company.”

Fourth Quarter 2017 Financial Results

Net sales rose 26% in the fourth quarter of 2017 to $41.7 million, compared to $33.2 million in the same period in 2016.  The growth reflected unit volume increases worldwide, higher average selling prices and expansion of the company’s direct sales operations into new international markets.

Gross margin for the fourth quarter of 2017 was approximately 89%, compared to approximately 85% in the same period in 2016.

Operating expenses for the fourth quarter of 2017 rose 31% to $36.5 million, compared to $27.9 million in the same period in 2016. The year-over-year increase reflected primarily increasing domestic sales, marketing and administrative personnel and expenses and the company’s ongoing investment in, and expansion of, its global infrastructure by adding international sales operations.

Income from operations in the fourth quarter of 2017 was $0.5 million compared to operating income of $0.5 million in the fourth quarter of 2016.  Net income in the fourth quarter of 2017 was $1.0 million, or $0.03 per diluted share, compared to net income of $0.1 million, or $0.00 per diluted share, in the fourth quarter of 2016.

Full Year 2017 Financial Results

Net sales rose 39% in 2017 to $159.3 million, compared to $114.4 million in 2016.  The growth reflected unit volume increases worldwide, higher average selling prices and expansion of the company’s direct sales operations into new international markets.

Gross margin for 2017 was approximately 87%, compared to approximately 86% in 2016.

Operating expenses for 2017 rose 49% to $140.5 million, compared to $94.0 million in the same period in 2016. In addition to the $5.3 million acquisition-related in-process R&D charge in 2017, the year-over-year increase reflected primarily increasing domestic sales, marketing and administrative personnel and expenses and the company’s ongoing investment in, and expansion of, its global infrastructure by adding international sales operations.

Loss from operations in 2017 was $2.3 million, which included the in-process R&D charge, compared to operating income of $4.2 million in 2016.  Net loss in 2017 was $0.1 million, or $0.00 per diluted share, compared to net income of $4.5 million, or $0.12 per diluted share, in 2016.

2018 Revenue Guidance

The company expects 2018 net sales to be in the range of $160 million to $165 million.

Webcast & Conference Call

The company will host a conference call and simultaneous webcast today at 1:30 p.m. PST (4:30 p.m. EST) to discuss the results and provide additional information about the company’s financial outlook.  A link to the webcast is available on the company’s website at http://investors.glaukos.com.  To participate in the conference call, please dial 866-393-4306 (U.S.) or 734-385-2616 (international) and enter Conference ID 5292739.  A replay of the webcast will be archived on the company’s website following completion of the call.

About Glaukos

Glaukos (www.glaukos.com) is an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures to transform the treatment of glaucoma, one of the world’s leading causes of blindness.  The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm.  Glaukos launched the iStent, its first MIGS device, in the United States in July 2012 and is leveraging its platform technology to build a comprehensive and proprietary portfolio of micro-scale injectable therapies designed to address the complete range of glaucoma disease states and progression.  The company believes the iStent, measuring 1.0 mm long and 0.33 mm wide, is the smallest medical device ever approved by the FDA.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.

Although we believe that we have a reasonable basis for forward-looking statements contained herein, we caution you that they are based on current expectations about future events affecting us and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that may cause our actual results to differ materially from those expressed or implied by forward-looking statements in this press release.  These potential risks and uncertainties include, without limitation, uncertainties about our ability to maintain profitability; our dependence on the success and market acceptance of the iStent; our ability to leverage our sales and marketing infrastructure to increase market penetration and acceptance both in the United States and internationally of our products; our ability to bring our pipeline products to market; our dependence on a limited number of third-party suppliers for components of our products; the occurrence of a crippling accident, natural disaster or other disruption at our primary facility, which may materially affect our manufacturing capacity and operations; maintaining adequate coverage or reimbursement by third-party payors for procedures using the iStent or other products in development; our ability to properly train, and gain acceptance and trust from, ophthalmic surgeons in the use of our products; our ability to successfully develop and commercialize additional products; our ability to compete effectively in the highly competitive and rapidly changing medical device industry and against current and future competitors (including MIGS competitors) that are large public companies or divisions of publicly traded companies that have competitive advantages; the timing, effect and expense of navigating different regulatory approval processes as we develop additional products and penetrate foreign markets; the impact of any product liability claims against us and any related litigation; the effect of the extensive and increasing federal and state regulation in the healthcare industry on us and our suppliers; the lengthy and expensive clinical trial process and the uncertainty of outcomes from any particular clinical trial; our ability to protect, and the expense and time-consuming nature of protecting, our intellectual property against third parties and competitors that could develop and commercialize similar or identical products; the impact of any claims against us of infringement or misappropriation of third party intellectual property rights and any related litigation; and the market’s perception of our limited operating history as a public company.  These and other known risks, uncertainties and factors are described in detail under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and will also be included in our Annual Report on Form 10-K for 2017, which we expect to file on or before March 1, 2018. Our filings with the Securities and Exchange Commission are available in the Investor Section of our website at www.glaukos.com or at www.sec.gov.  In addition, information about the risks and benefits of our products is available on our website at www.glaukos.com.  All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.  You are cautioned not to place undue reliance on the forward-looking statements in this press release, which speak only as of the date hereof.  We do not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net sales	$41,650	$33,172	$159,254	$114,397
Cost of sales	4,630	4,811	21,050	16,177
Gross profit	37,020	28,361	138,204	98,220
Operating expenses:
Selling, general and administrative	25,963	20,494	96,260	64,756
In-process research and development	-	-	5,320	-
Research and development	10,525	7,399	38,905	29,223
Total operating expenses	36,488	27,893	140,485	93,979
Income (loss) from operations	532	468	(2,281)	4,241
Other income (expense), net:
Interest and other income	437	265	2,326	889
Interest and other expense, net	-	(696)	(44)	(608)
Change in fair value of stock warrant liability	-	-	-	43
Total other income (expense), net	437	(431)	2,282	324
Income before taxes	969	37	1	4,565
Income tax (benefit) provision	(37)	(97)	93	43
Net income (loss)	$1,006	$134	$(92)	$4,522

Basic net income (loss) per share	$0.03	$0.00	$(0.00)	$0.14

Diluted net income (loss) per share	$0.03	$0.00	$(0.00)	$0.12

Weighted average shares used to compute basic net income (loss) per share	34,578	33,634	34,381	32,928
Weighted average shares used to compute diluted net income (loss) per share	37,287	37,185	34,381	36,459

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	December 31,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,508	$6,494
Short-term investments	94,506	89,268
Accounts receivable, net	16,656	14,305
Inventory, net	11,222	6,844
Prepaid expenses and other current assets	2,568	3,032
Restricted cash	-	80
Total current assets	149,460	120,023
Property and equipment, net	11,794	7,593
Intangible assets, net	3,147	6,567
Deferred tax asset, net	235	-
Deposits and other assets	1,200	188
Total assets	$165,836	$134,371

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,244	$2,967
Accrued liabilities	20,449	13,911
Deferred rent	95	60
Total current liabilities	26,788	16,938
Other liabilities	846	159
Total liabilities	27,634	17,097

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 authorized; no shares issued and outstanding	-	-
Common stock, $0.001 par value; 150,000 authorized; 34,647 and 33,971 shares issued and 34,619 and 33,943 shares outstanding at December 31, 2017 and 2016, respectively	35	34
Additional paid-in capital	331,073	308,815
Accumulated other comprehensive (loss) income	(591)	648
Accumulated deficit	(192,183)	(192,091)
Less treasury stock (28 shares)	(132)	(132)
Total stockholders’ equity	138,202	117,274
Total liabilities and stockholders’ equity	$165,836	$134,371

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